Exhibit (b)(ii)

CITIBANK, N.A.
388 Greenwich Street
New York, New York  10013

 October 22, 2007

AU OPTRONICS CORP.
1 Li-Hsin Rd. 2,
Science-Based Industrial Park
Hsin-Chu 300
Taiwan, Republic of China,
Attention:  Max Weishun Cheng, Chief Financial Officer,
Finance Division

AU OPTRONICS CORP. – Direct Registration System for ADSs

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of May 29, 2002, as amended by Amendment No. 1 dated as of February 15, 2006, as supplemented by letter agreements, dated as of September 16, 2002 and as of October 1, 2006 (the “Deposit Agreement”), by and among AU OPTRONICS CORP. (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners from time to time of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) issued thereunder, each ADS representing ten (10) shares of common stock, par value NT$10.00 per share (the “Shares”) of the Company.  Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

The purpose of this letter agreement is to supplement the Deposit Agreement to enable the establishment by the Depositary of a “direct registration system” (the “DR System”) for ADSs and the issuance by the Depositary of “uncertificated ADSs” as part of the DR System.  Therefore, the Company and the Depositary agree as follows:

1.           Notwithstanding any provision of the Deposit Agreement, the Depositary may, at any time and from time to time, issue ADSs that are not evidenced by ADRs (such ADSs, the “Uncertificated ADSs”, and the ADSs evidenced by ADRs, the “Certificated ADSs”).

2.           Uncertificated ADSs shall not be represented by any instrument(s) but shall be evidenced only by the registration of “uncertificated securities” on the books and records of the Depositary maintained for such purpose.  Any reference to Holders of ADR(s) or ADS(s) in the Deposit Agreement shall, in the context of the Uncertificated ADSs, refer to the person(s) in whose name the Uncertificated ADSs are registered on the books of the Depositary maintained for such purpose.

3.           Holders of Uncertificated ADSs that are not subject to any registered pledges, liens, restrictions or adverse claims, of which the Depositary has written notice at such time, shall at all times have the right to exchange the Uncertificated ADSs (or any portion thereof) for Certificated ADSs of the same type and class, subject in each case to applicable laws and any rules the Depositary may establish from time to time in respect of the Uncertificated ADSs.

4.           Holders of Certificated ADSs shall, so long as the Depositary maintains the DR System for the ADSs, have the right to exchange the Certificated ADSs (or any portion thereof) for Uncertificated ADSs upon (i) the due surrender of the Certificated ADSs to the Depositary for such purpose, and (ii) the presentation of a written request to such effect to the Depositary, subject in each case to (a) all liens and restrictions noted on the ADR evidencing the Certificated ADS(s) and all adverse claims of which the Depositary then has written notice, (b) the terms of the Deposit Agreement (as supplemented by this letter agreement) and the rules that the Depositary may establish from time to time for such purposes thereunder, and (c) applicable law.

5.           Uncertificated ADSs shall in all material respects be identical to Certificated ADSs of the same type and class, except that (i) no ADR(s) shall be, nor shall need to be, issued to evidence Uncertificated ADSs, (ii) Uncertificated ADSs shall, subject to the terms of the Deposit Agreement (as supplemented by this letter agreement), be transferable upon the same terms and conditions as uncertificated securities under New York law, (iii) each Holder’s ownership of Uncertificated ADSs shall be recorded on the books and records of the Depositary maintained for such purpose and evidence of such Holder’s ownership shall be reflected in periodic statements provided by the Depositary to each such Holder in accordance with applicable law, (iv) the Depositary may from time to time, upon notice to the Holders of Uncertificated ADSs affected thereby, establish rules and amend or supplement existing rules, as may be deemed reasonably necessary to maintain the DR System and for the issuance of Uncertificated ADSs on behalf of Holders, provided that such rules do not conflict with the terms of the Deposit Agreement (as supplemented by this letter agreement) and applicable law, (v) the Holder of Uncertificated ADSs shall not be entitled to any benefits under the Deposit Agreement (as supplemented by this letter agreement) and such Holder’s Uncertificated ADSs shall not be valid or enforceable for any purpose against the Depositary or the Company unless such Holder is registered on the books and records of the Depositary maintained for such purpose, (vi) the Depositary may, in connection with any deposit of Shares resulting in the issuance of Uncertificated ADSs and with any transfer, pledge, release and cancellation of Uncertificated ADSs, require the prior receipt of such documentation as the Depositary may reasonably request, and (vii) upon termination of the Deposit Agreement (as supplemented by this letter agreement), the Depositary shall not require Holders of Uncertificated ADSs to affirmatively instruct the Depositary or to take other action before remitting proceeds from the sale of the Deposited Securities represented by such Holders' Uncertificated ADSs under the terms of Section 6.2 of the Deposit Agreement.

6.           When issuing ADSs under the terms of the Deposit Agreement, including, without limitation, issuances pursuant to Sections 4.2, 4.3 and 4.4 thereof, the Depositary may in its discretion determine to issue Uncertificated ADSs rather than Certificated ADSs, unless otherwise specifically instructed in writing by the applicable Holder to issue Certificated ADSs.

7.           Holders of Uncertificated ADSs may request the sale of ADSs through the Depositary, subject to the terms and conditions generally applicable to the sale of ADSs through the Depositary from time to time (which may be changed by the Depositary).

8.           All provisions and conditions of the Deposit Agreement shall apply to Uncertificated ADSs to the same extent as to Certificated ADSs, except as contemplated herein.  The Depositary is authorized and directed to take any and all actions, and establish any and all procedures, deemed reasonably necessary to give effect to the terms hereof.  Any references in the Deposit Agreement or any ADR(s) to the terms “American Depositary Share(s)” or “ADS(s)” shall, unless the context otherwise requires, include Certificated ADS(s) and Uncertificated ADS(s), individually or collectively, as the context may require.

9.           Except as set forth herein and except as required by applicable law, the Uncertificated ADSs shall be treated as ADSs issued and outstanding under the terms of the Deposit Agreement (as supplemented by this letter agreement).  In the event that, in determining the rights and obligations of parties to the Deposit Agreement (as supplemented by this letter agreement) with respect to any Uncertificated ADSs, any conflict arises between (a) the terms of the Deposit Agreement and (b) the terms hereof, the terms and conditions set forth herein shall be controlling and shall govern the rights and obligations of the parties to the Deposit Agreement pertaining to the Uncertificated ADSs.

10.           This letter agreement shall be interpreted under, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York without regard to the principles of choice of law thereof.

11.           The terms of this letter agreement supplement the Deposit Agreement, and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice may, but is not required, to be given of the terms hereof to Holders of ADSs under the Deposit Agreement.

12.           The Company and the Depositary shall make reference to the terms of this letter agreement, or attach an executed copy hereof to, the next Registration Statement on Form F-6 filing made with the Securities and Exchange Commission in respect of the ADSs.

CITIBANK, N.A., as Depositary

By:	/s/ Emi Mak
	Name:	Emi Mak
	Title:	Vice President
	Date:	Oct. 25, 2007

Acknowledged and Agreed:

AU OPTRONICS CORP.

By:	/s/ Kuen-Yao (K.Y.) Lee
	Name:	Kuen-Yao (K.Y.) Lee
	Title:	Chairman
Date: